Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-289069) and Form F-3 (File No. 333-291797) of MindForge Inc. of our report dated October 26, 2026, relating to the consolidated balance sheets of the MindForge Inc. as of June 30, 2026 and 2025, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2026, and the related notes, included in MindForge Inc.’s Annual Report on Form 20-F for the year ended June 30, 2026.

/s/ HTL International, LLC

HTL International, LLC
Houston, Texas

October 26, 2026